Exhibit 99.1

Verdant enters into Share Exchange Agreement to Acquire Controlling Interest in Lithium Technology Corporation and Secures Funding Commitment for up to $4 Million USD.

LOS ANGELES, December 14, 2012 – VRDT Corporation (“Verdant”) announced today that it has entered into a Share Exchange Agreement (the “Agreement”) with Arch Hill Capital NV (“AHC”) to acquire AHC’s interest in Lithium Technology Corporation, a battery manufacturer based in Germany (Symbol: “LTHU”). Pursuant to the Agreement, Verdant will own 56.6% of the outstanding stock of LTHU and AHC will acquire a 26.4% ownership stake in Verdant.  Concurrently, Verdant also announced that it has received a conditional funding commitment from a private source in an amount up to $4 million to provide ongoing and future operational capital support for LTHU and Verdant.

“We are delighted to formalize the agreement with Arch Hill and look forward to working with them in successfully growing the Verdant-LTHU business,” stated Graham Norton-Standen, Verdant’s Executive Chairman.  Graham continued, “[t]his first investment in batteries provides us with one of the main building blocks for our company in the provision of storage and automotive solutions in the future.  Additionally, by securing the funding commitment, we now have the financial means to further our goal of providing more efficient, environmentally friendly, and cost effective ways to store and use energy.”

“We are extremely excited for this opportunity,” exclaimed Rien Nuijt, Managing Director for AHC, “and firmly believe that the Verdant team is the perfect fit for us as we collectively grow the business of LTHU, but also become involved in Verdant’s diverse business model.  We are committed to the Verdant plan and look forward to being a part of their successes.”

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For more information, please contact Maria Foskaris at (949) 633-3467.

About VRDT Corporation
VRDT Corporation (“Verdant”) delivers total energy technology solutions and profitable distributed grid management through an innovative energy technology aggregation model. The Verdant Solutions team creates significant synergies by developing credible and commercially viable products and solutions across a set of verticals including energy storage, infrastructure, energy generation, automotive, charging and other industry.

Statements contained in this release that are not historical facts may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 27E of the Securities Act of 1934 and are inherently uncertain. Actual performance and results may differ materially from that projected herein due to certain risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. VRDT Corporation does not intend to update any of the forward-looking statements after the date of this release to conform them to actual results, except as may be required by law.